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                                                                       EXHIBIT 3

                             STOCKHOLDERS AGREEMENT



          STOCKHOLDERS AGREEMENT, dated as of October 13, 1998 (the "Agreement"), by and among Safeway Inc., a Delaware corporation ("Parent"), Windy City Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the parties listed on Annex A hereto (each, a "Stockholder" and, collectively, the "Stockholders").

                                    RECITALS

          WHEREAS, Parent, Merger Sub and Dominick's Supermarkets, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger, dated as of October 12, 1998 (the "Merger Agreement"), which provides, among other things, that Merger Sub will make a cash tender offer (the "Offer") for all of the outstanding capital stock of the Company and, after expiration of the Offer, will merge with and into the Company (the "Merger"), in each case upon the terms and subject to the conditions in the Merger Agreement (with all capitalized terms used but not defined herein having the meanings set forth in the Merger Agreement);

          WHEREAS, each Stockholder owns the number of shares of Voting Common Stock, par value $.01 per share ("Voting Stock"), and/or Non-Voting Common Stock, par value $.01 per share ("Non-Voting Stock"), of the Company (together, the "Common Stock") set forth opposite its name on Annex A hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, including any shares issued upon the exercise of any warrants or options, the conversion of any convertible securities or otherwise, and, with respect to The Yucaipa Companies, a California general partnership ("Yucaipa"), any shares issued upon exercise of the Class A Common Stock Purchase Warrant No. W-1 issued by the Company to Yucaipa on March 22, 1995, as amended (the "Yucaipa Warrant"), being collectively referred to herein as the "Subject Shares");

          WHEREAS, Yucaipa owns the Yucaipa Warrant;

          WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and make the Offer, Parent has required that each Stockholder agree and, in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed, to enter into this Agreement; and

          WHEREAS, the Board of Directors of the Company (the "Company Board") has approved Parent and Merger Sub becoming "interested stockholders" for purposes of Section 203 of the Delaware General Corporation Law.

          NOW, THEREFORE, to induce Parent and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:



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          1. Representations and Warranties of Each Stockholder. Each
Stockholder hereby, severally and not jointly, represents and warrants to Parent and Merger Sub as of the date hereof solely in respect of itself as follows:

               (a) Organization. Such Stockholder is a partnership duly formed and validly existing under the laws of the jurisdiction of its organization.

               (b) Authority. Such Stockholder has the legal capacity and all requisite power and authority to enter into this Agreement and to perform its obligations and consummate the transactions contemplated hereby. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other partnership or other action or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               (c) The Subject Shares. Except as set forth on Annex A hereto, the Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite its name on Annex A hereto and, in the case of Yucaipa, the Yucaipa Warrant. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Subject Shares set forth opposite its name on Annex A hereto and, with respect to Yucaipa, the Yucaipa Warrant. Except as set forth on Annex A hereto, the Stockholder has the sole right to vote, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 3, 4, 5, 6 (in the case of Yucaipa only) and 8 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder's Subject Shares and, in the case of Yucaipa, the Yucaipa Warrant and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 3, 4, 5, 6 (in the case of Yucaipa only) and 8 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of such Stockholder's Subject Shares and, in the case of Yucaipa, the Yucaipa Warrant on the Closing Date (as defined in Section 5(c)) or the Warrant Closing Date (as defined in Section 6(c)(ii)), as the case may be, with no material limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Except for the 1996 Stockholders Agreement and this Agreement, and except as set forth on Annex A hereto, none of the Subject Shares, or with respect to Yucaipa, the Yucaipa Warrant, are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares or the Yucaipa Warrant, as the case may be. To the Stockholder's knowledge, the



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          Subject Shares are validly issued, fully paid and non-assessable. With respect to the Stockholders not affiliated with Yucaipa (collectively, "Apollo"), the Non-Voting Shares owned by Apollo may be converted into Voting Stock by Apollo or following their transfer, by Parent in accordance with the terms of the Company's Certificate of Incorporation. With respect to Apollo, no shares of Non-Voting Stock subject to this Agreement are or have ever been beneficially owned by a bank holding company (as defined in 12 U.S.C. Section 1841) or an Affiliate of a bank holding company.

               (d) No Conflicts. Except for (i) filings under the HSR Act, if applicable, (ii) the applicable requirements of the Exchange Act and the Securities Act, (iii) the applicable requirements of state securities, takeover or Blue Sky laws, (iv) such notifications, filings, authorizing actions, orders and approvals as may be required under other laws, (A) no material filing with, and no material permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) the execution and delivery of this Agreement by such Stockholder do not, and the consummation by it of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time or both) under (1) any partnership or other organizational agreement of such Stockholder, (2) any provision of any material trust, loan or credit agreement, note, bond, mortgage, indenture, guarantee, lease or other agreement to which it is a party or by which it is bound, including without limitation, the Amended and Restated Stockholders Agreement dated as of November 1, 1996 by and between, among others, the Company and the Stockholders, as amended (the "1996 Stockholders Agreement") and, with respect to Yucaipa, the Yucaipa Warrant, or (3) any material franchise, license, judgment, order, writ, injunction, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or its property or assets. The execution and delivery of the amendments dated as of the date hereof to the 1996 Stockholders Agreement and the Yucaipa Warrant do not require the consent or approval of any Person other than the parties to such amendments.

          2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to each Stockholder as of the date hereof as follows:

               (a) Organization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

               (b) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby, have been duly and validly authorized by Parent and Merger Sub and no other corporate or other action or proceedings on the part of Parent and Merger Sub are necessary to authorize the execution and delivery by them of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has



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          been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               (c) No Conflicts. Except for (i) filings under the HSR Act, if applicable, (ii) the applicable requirements of the Exchange Act and the Securities Act, (iii) the applicable requirements of state securities, takeover or Blue Sky laws, (iv) such notifications, filings, authorizing actions, orders and approvals as may be required under other laws, (A) no material filing with, and no material permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and (B) the execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by them of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time or both) under (1) the certificate of incorporation or bylaws of Parent or Merger Sub, (2) any provision of any material trust, loan or credit agreement, note, bond, mortgage, indenture, guarantee, lease or other agreement to which Parent or Merger Sub is a party or by which it is bound, or (3) any material franchise, license, judgment, order, writ, injunction, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets.

               (d) Financial Condition. Parent and Merger Sub have, as of the date of this Agreement, available cash or undrawn lines of credit sufficient to consummate the Offer on the terms contemplated by this Agreement, and, at the expiration of the Offer, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Offer and to perform their respective obligations under this Agreement.

          3. Tender of Subject Shares.

               (a) Parent and Merger Sub jointly and severally agree (i) subject to the conditions of the Offer set forth in Annex A to the Merger Agreement and the other terms and conditions of the Merger Agreement, that (x) Merger Sub will commence the Offer within five (5) Business Days after Parent and the Company issue a public announcement of the execution of the Merger Agreement and (y) Merger Sub will accept for payment, purchase and pay for, in accordance with the terms of the Offer and the Merger Agreement, all shares of Common Stock tendered pursuant to the Offer as soon as permitted under applicable law and
          (ii) not to decrease the Price Per Share below $49.00.

               (b) Each Stockholder agrees (i) to tender the Subject Shares into the Offer promptly, and in any event no later than the 10th Business Day following the commencement of the Offer, or, if any Stockholder has not received the Offer Documents by such time, within two Business Days following receipt of such documents but in any



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          event prior to the date of expiration of such Offer, in each case, free and clear of any Encumbrances except those set forth on Annex A hereto and those arising from this Agreement and (ii) not to withdraw any Subject Shares so tendered. Each Stockholder acknowledges that Merger Sub's obligation to accept for payment and pay for the Subject Shares in the Offer is subject to the terms and conditions of the Offer.

               (c) Subject to Section 3(a)(ii), each Stockholder will receive the same Price Per Share received by other stockholders of the Company in the Offer with respect to Subject Shares tendered by it in the Offer. In the event that, notwithstanding the provisions of the first sentence of Section 3(b), any Subject Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Subject Shares will remain subject to the terms of this Agreement. On the date the Subject Shares are accepted for payment and purchased by Merger Sub pursuant to the Offer, Merger Sub or Parent, as the case may be, shall instruct the Paying Agent to make payment by wire transfer to each Stockholder of the purchase price for such Stockholder's Subject Shares to an account designated by such Stockholder in the Offer Documents.

               (d) Each Stockholder hereby agrees to permit Parent to publish and disclose in the Offer Documents and, if approval of the stockholders of the Company is required under applicable law, the Proxy Statement, its identity and ownership of Common Stock and the nature of its commitments, arrangements and understandings under this Agreement.

          4. Agreement to Vote. Each Stockholder, severally and not jointly, agrees that:

               (a) At any meeting of stockholders of the Company called to vote upon the Merger Agreement and the transactions contemplated thereby, however called, or at any adjournment thereof or in connection with any written consent of the holders of Common Stock or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and the transactions contemplated thereby is sought, the Stockholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all Subject Shares then beneficially owned by such Stockholder in favor of the Merger and the Merger Agreement and the transactions contemplated thereby; and

               (b) At any meeting of stockholders of the Company, however called, or at any adjournment thereof or in connection with any written consent of the holders of Common Stock or in any other circumstances upon which a vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) all Subject Shares then beneficially owned by such Stockholder against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, the Offer or the other transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its Subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company and its Subsidiaries or a



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          reorganization, recapitalization, dissolution, winding up or liquidation of the Company and its Subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure, business, certificate of incorporation or by-laws.

               (c) The provisions of this Section 4 shall terminate and be of no further force and effect upon the earlier to occur of (1) the termination of the Merger Agreement without the occurrence of any Triggering Event (as defined in Section 5(b)) and (2) the expiration of the Option Exercise Period (as defined in Section 5(b)) without Parent having duly delivered the Option Exercise Notice (as defined in Section 5(c)) in accordance with Section 19(b); provided however that nothing herein shall relieve any party from liability for any breach hereof.

          5. Option.

               (a) Subject to applicable law (including Rule 10b-13 under the Exchange Act), each Stockholder, severally and not jointly, hereby grants to Merger Sub an irrevocable option to purchase such Stockholder's Subject Shares, on the terms and subject to the conditions set forth herein (collectively, with respect to all the Stockholders' Subject Shares, the "Option").

               (b) The Option may be exercised by Merger Sub, as a whole and not in part, during the period commencing upon the occurrence of any of the following events and ending at 5:00 p.m., Los Angeles time, on the date which is the 30th calendar day following the first to occur of such events (each of such events a "Triggering Event," and such 30 day period, the "Option Exercise Period"): (i) the Merger Agreement shall have been terminated by Parent pursuant to Section 9.1(e) thereof;
          (ii) the Merger Agreement shall have been terminated by the Company pursuant to Section 9.1(f) thereof; or (iii) the Merger Agreement shall have been terminated pursuant to Section 9.1(c)(ii), 9.1(d)(i) or 9.1 (d)(iii) thereof in circumstances where a Termination Fee may become payable pursuant to Section 9.3(b) thereof.

               (c) If Merger Sub wishes to exercise the Option, Merger Sub shall send a written notice (the "Option Exercise Notice") in accordance with Section 19(b) to each Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Closing Date") of the closing (the "Closing") of the purchase. The Closing Date shall occur on the fifth Business Day (or such longer period as may be required by applicable law or regulation) after the later of (i) the date on which such notice is delivered and
          (ii) the satisfaction of the conditions set forth in Section 5(f).

               (d) At the Closing, each Stockholder shall deliver to Merger Sub (or its designee) all of such Stockholder's Subject Shares, free and clear of all Encumbrances (except those arising from this Agreement), by delivery of a certificate or certificates evidencing such Subject Shares in the denominations designated by Merger Sub in the



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          Option Exercise Notice, duly endorsed to Merger Sub or accompanied by stock powers duly executed in favor of Merger Sub, with all necessary stock transfer stamps affixed.

               (e) At the Closing, Merger Sub shall pay, and Parent shall cause Merger Sub to pay, to the Stockholders, by wire transfer in immediately available funds to the accounts the Stockholders specified in writing no more than two Business Days prior to the Closing, an amount equal to the product of $49.00 and the number of Subject Shares purchased pursuant to the exercise of the Option (the "Purchase Price").

               (f) The Closing shall be subject to the satisfaction of each of the following conditions: (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, in each case, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option;
          (ii) any waiting period applicable to the consummation of the purchase and sale of the Subject Shares under the HSR Act shall have expired or been terminated; and (iii) all actions by or in respect of, and any filing with, any governmental body, agency, official or authority required to permit the consummation of the purchase and sale of the Subject Shares shall have been obtained or made and shall be in full force and effect; except, in the case of clause (iii), where the failure to satisfy such condition would not materially delay the Closing or materially impair the value of the Subject Shares.

               (g) In the event the Option is exercised, the Stockholders shall use their best efforts, consistent with their fiduciary duties as directors under applicable law, to ensure that Parent is entitled to representation on the Company Board proportionate (rounded up to the next whole number) to the percentage determined by dividing the number of Subject Shares by the number of outstanding shares of Common Stock; provided that such representation shall not be rounded up to constitute a majority of the Company Board.

               (h) The provisions of this Section 5 shall terminate and be of no further force and effect upon the earlier to occur of (1) the Closing and (2) the expiration of the Option Exercise Period without Parent having duly delivered the Option Exercise Notice in accordance with
          Section 19(b); provided however that nothing herein shall relieve any party from liability for any breach hereof.

          6. Yucaipa Warrant.

               (a) At the earlier of the Offer Consummation Date and the Effective Time, Parent or Merger Sub shall purchase from Yucaipa the Yucaipa Warrant for an amount equal to the product of (i) the difference between the Price Per Share and the per share exercise price thereof ($20.73 as of the date hereof) multiplied by (ii) the number of shares of Common Stock underlying the Yucaipa Warrant (3,874,492 as of the date hereof). Upon the purchase of the Yucaipa Warrant and payment of the purchase price therefor in accordance with the provisions of this Section 6, Yucaipa shall cease to have any rights with respect to the Yucaipa Warrant.



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               (b) Until the earlier to occur of (i) the termination or
          expiration (without extension) of the Offer and (ii) the termination of the Merger Agreement, Yucaipa shall not exercise the Yucaipa Warrant without the prior written consent of Parent.

               (c) (i) In the event that Yucaipa either (i) exercises the Yucaipa Warrant or (ii) notifies Parent in writing of its intention to exercise the Yucaipa Warrant (and concurrently surrenders to the Company the Yucaipa Warrant together with a duly completed subscription and, if the "cash exercise" box is checked, a check made out to the Company in the amount set forth in such subscription, accompanied by an irrevocable instruction to the Company (which instruction shall state that it may be withdrawn only by Parent, copies of the foregoing to be provided to Parent concurrently with delivery of the notice) to exercise the Warrant on the second Business Day following the expiration of the Warrant Option Exercise Period (as defined below)) and that any applicable transfer restrictions have been (or will be) waived or amended, in each case, at any time on or after the occurrence of a Triggering Event and on or prior to the earlier to occur of a Sale (as defined in Section 10(b)) and the first anniversary of a Triggering Event (the earlier date being referred to herein as the "Warrant Termination Date"), Parent shall have the right, exercisable at any time on or prior to 5:00 p.m., Los Angeles time, on the 30th calendar day following receipt by Parent of such notice in accordance with Section 19(b) (such 30 day period, the "Warrant Option Exercise Period"), to acquire (a) the shares of Common Stock issuable upon such exercise (the "Warrant Shares") at a price of $49 per share in the case of clause (i) or (b) acquire the Yucaipa Warrant for the same price that Parent or Merger Sub would have been obligated to pay under Section 6(a) had either of them purchased the Yucaipa Warrant pursuant to such Section (and for such purpose the Price Per Share is $49), in the case of clause (ii) (the "Warrant Option"). All of the Warrant Shares (or, if applicable, the Yucaipa Warrant) acquired pursuant to the preceding sentence shall be subject to the provisions of Section 10(b) for the period of time commencing with the Warrant Closing and ending on the first anniversary thereof. Yucaipa shall not take any action, or enter into any agreement or arrangement, that would have the effect of giving any Person the right to acquire the Warrant Shares (or, if applicable, the Yucaipa Warrant) which right would either have priority over Parent's right to acquire the Warrant Shares (or, if applicable, the Yucaipa Warrant) upon the exercise of the Warrant Option, or which would require Parent to transfer such Warrant Shares (or, if applicable, the Yucaipa Warrant) to any Person following such exercise, or give any Person the right to control or share control of the power to vote or dispose of the Warrant Shares (or, if applicable, the Yucaipa Warrant).

                                    (ii)    If Merger Sub wishes to exercise
          the Warrant Option, Merger Sub shall send a written notice (the "Warrant Option Exercise Notice") in accordance with Section 19(b) to Yucaipa of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Warrant Closing Date") of the closing (the "Warrant Closing") of the purchase. The Warrant Closing Date shall occur on the fifth Business Day (or such longer period as may be required by applicable law or regulation) after the later of (a) the date on which such notice is delivered and (b) the satisfaction of the conditions set forth in Section 6(b)(v).



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                                    (iii) At the Warrant Closing, Yucaipa shall
          deliver to Merger Sub (or its designee) all of the Warrant Shares (or, if applicable, the Yucaipa Warrant) by delivery of a certificate or certificates evidencing such shares in the denominations designated by Merger Sub in the Warrant Option Exercise Notice, duly endorsed to Merger Sub or accompanied by stock powers duly executed in favor of Merger Sub, with all necessary stock transfer stamps affixed.

                                    (iv) At the Warrant Closing, Merger Sub
          shall pay, and Parent shall cause Merger Sub to pay, to Yucaipa, by wire transfer in immediately available funds to the account of The Yucaipa Companies specified in writing no more than two Business Days prior to the Closing, an amount equal to the product of $49.00 and the number of shares purchased pursuant to the exercise of the Warrant Option if Warrant Shares are purchased, or the price specified in
          Section 6(c)(i) above, if the Yucaipa Warrant is purchased (the "Warrant Option Price"); provided, however, that in connection with the purchase of the Yucaipa Warrant, the Warrant Option Price will be held in escrow, with a financial institution and under customary arrangements, in each case, reasonably satisfactory to Parent and Yucaipa, until such time as the Warrant Shares to be issued upon exercise of the Yucaipa Warrant have been issued to Parent (or its designee). In the event that such Warrant Shares have not been issued to Parent by the end of the fifth Business Day following the Warrant Closing Date, the Warrant Closing shall be cancelled. In such event the Yucaipa Warrant shall be returned to Yucaipa and the Warrant Option Price shall be returned to Parent. In addition, in such event, no Warrant Option Exercise Period shall be deemed to have commenced hereunder. Thereafter, Yucaipa shall not be entitled to give Parent any further notice contemplated by Section 6(c)(ii) above.

                                    (v) The Warrant  Closing  shall be subject
          to the satisfaction of each of the following conditions: (1) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, in each case, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Warrant Shares (or, if applicable, the Yucaipa Warrant); (2) any waiting period applicable to the consummation of the purchase and sale of the Warrant Shares (or, if applicable, the Yucaipa Warrant) under the HSR Act shall have expired or been terminated; and (3) all actions by or in respect of, and any filing with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Warrant Shares (or, if applicable, the Yucaipa Warrant) shall have been obtained or made and shall be in full force and effect; except, in the case of clause (iii), where the failure to satisfy any such condition would not materially delay the Warrant Closing or materially impair the value of the Warrant Shares (or, if applicable, the Yucaipa Warrant).

               (d) Except as set forth herein with respect to the application of
          Section 10(b) to the Warrant Shares, the provisions of Section 6(c) shall terminate upon the earlier to occur of the following: (i) the Warrant Termination Date, (ii) the expiration of the Option Exercise Period without Parent having duly delivered the Option Exercise Notice in accordance with Section 19(b), (iii) the expiration of the Warrant Option Exercise Period without Parent having duly delivered the Warrant Option Exercise Notice in accordance with Section 19(b) and (iv) the Warrant Closing; provided however that nothing herein shall relieve any party from liability for any breach hereof.

          7. Treatment of Management Agreement. At the earlier of the Offer Consummation Date and the Effective Time, Parent will cause (a) the Management Agreement to be terminated by the Company and (b) the Company to make a termination payment to Yucaipa pursuant to Section 8.3 of the Management Agreement.

          8. Restriction on Transfer. Each Stockholder agrees not (a) to sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding with respect to the Transfer by such Stockholder of, any of the Subject Shares and, in the case of Yucaipa, the Yucaipa Warrant, or offer any interest in any thereof to any Person other than pursuant to the terms of the Offer, the Merger or this Agreement or (b) to enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to the Subject Shares, or, with respect to Yucaipa, the Yucaipa Warrant, in connection with, directly or indirectly, any Alternative Transaction or otherwise and agrees not to commit or agree to take any of the foregoing actions or (c) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, each Stockholder shall have the right to Transfer Subject Shares and, with respect to Yucaipa, the Yucaipa Warrant to any Affiliate upon the due execution and delivery to Parent by such transferee of a legal, valid and binding counterpart to this Agreement so long as any such Transfer is not intended to circumvent the provisions of this Agreement. The transfer restrictions with respect to the Subject Shares shall terminate and be of no further force and effect upon the earlier to occur of the following: (i) the termination of the Merger Agreement without the occurrence of any Triggering Event and (ii) the expiration of the Option Exercise Period without Parent having duly delivered the Option Exercise Notice in accordance with Section 19(b). The transfer restrictions with respect to the Yucaipa Warrant set forth herein shall terminate and be of no further force and effect upon the earlier to occur of the following: (i) the Warrant Termination Date and (ii) the expiration of the Option Exercise Period without Parent having duly delivered the Option Exercise Notice in accordance with Section 19(b).

          9. No Solicitation of Alternative Transactions. Each of the Stockholders shall, and shall cause its respective officers, directors, employees, and representatives and agents to immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Alternative Transaction or the sale of any Subject Shares, or with respect to Yucaipa, the Yucaipa Warrant. No Stockholder, nor any of their respective officers, directors, employees or representatives and agents, shall, directly or indirectly, solicit, initiate, facilitate or encourage the making of any proposal for an Alternative Transaction or the sale of any Subject Shares, or with respect to Yucaipa, the Yucaipa Warrant, participate in discussions or negotiations with, or provide any information to, any Person or group (other than Parent and Merger Sub or any designees of Parent or Merger Sub) concerning an Alternative Transaction or the sale of any Subject Shares, or with respect to Yucaipa, the Yucaipa Warrant. Each Stockholder shall notify Parent promptly if it receives any unsolicited proposal concerning an Alternative Transaction or the sale of any Subject Shares, or with respect to Yucaipa, the Yucaipa Warrant, the identity of the person making any such proposal and all the terms and conditions thereof and shall advise Parent periodically of all material developments relating thereto.

          10. Further Agreements of Parent.

               (a) Parent hereby agrees that, in the event the Option or the Warrant Option is exercised, as promptly as practicable thereafter, Parent will propose to the Company a merger, on terms and conditions substantially the same as those provided for in the Merger Agreement, between itself or one of its wholly owned Subsidiaries and the Company pursuant to which the stockholders of the Company (other than the Company, any direct or indirect Subsidiary of the Company or Parent) will receive an amount of cash consideration per share of Common Stock equal to the Price Per Share, and will take such actions as may be necessary or appropriate in order to effectuate such merger at the earliest practicable time (such merger, the "Back-end Merger").

               (b) If, after purchasing the Subject Shares pursuant to the Option, Parent or any of its Affiliates receives any cash or non-cash consideration in respect of the Subject Shares in connection with any sale, transfer or other disposition, whether direct or indirect (including without limitation by operation of law or through any merger, consolidation or other change of control), to an unaffiliated third party (a "Sale") during the period commencing on the date of the Closing and ending on the first anniversary thereof, Parent shall promptly pay over to the Stockholders (pro rata in accordance with the number of Subject Shares acquired from each Stockholder pursuant to the Option), as an addition to the Purchase Price, (x) the excess, if any, of such consideration over the aggregate Purchase Price paid for the Subject Shares by Parent or Merger Sub hereunder less (y) the sum of (I) the amount of taxes payable by Parent or Merger Sub in connection with such Sale and (II) the amount of out-of-pocket expenses paid by Parent or Merger Sub in connection with such Sale; provided that, (i) if the consideration received by Parent or such affiliates shall be securities listed on a national securities exchange or traded on the Nasdaq Stock Market ("NASDAQ"), the per share value of such consideration shall be equal to the closing price per share listed on such national securities exchange or NASDAQ on the date such transaction is consummated and (ii) if the consideration received by Parent or such Affiliate shall be in a form other than securities, the per share value shall be determined in good faith as of the date such transaction is consummated by Parent and the Stockholders, or, if Parent and the Stockholders cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. The provisions of this section shall also apply to any Warrant Shares purchased by Parent or any of its Affiliates, provided that the time period specified herein shall commence with the Warrant Closing and end on the first anniversary thereof.

               (c) Parent and Merger Sub agree that, in connection with any exercise of the Option and/or the Warrant Option, Merger Sub will purchase, pursuant to "tag along" rights of certain stockholders of the Company who are parties to the 1996 Stockholders Agreement or any other similar agreements with any Stockholder (or any affiliate of such Stockholder), all shares of Common Stock required to be purchased as a result of the sale by the Stockholders of any of the Subject Shares and/or Warrant Shares pursuant to such exercise of the Option and/or Warrant Option. Any such purchase of shares of Common Stock from such stockholders shall be for the same purchase price as the Subject Shares and/or Warrant Shares purchased pursuant to such exercise of the Option and/or Warrant Option and shall be made notwithstanding any waiver or nonfulfillment by any such stockholder or any Stockholder (or its affiliate) or any requirements for notice of sale or proper exercise of such "tag along" rights.

          11. Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each party hereto will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and shall take all such other action as any other party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, including (a) vesting good title to the Subject Shares in Merger Sub and (b) using its reasonable best efforts to make promptly all regulatory filings and applications, including, without limitation, under the HSR Act, and to obtain all licenses, permits, consents, approvals, authorizations, qualification and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated by this Agreement. Without in any way limiting the foregoing, the relevant Stockholder shall, as soon as practicable but in no event later than the date on which such Stockholder is obligated to tender its Subject Shares pursuant to Section 3(b), obtain the release of the Encumbrances set forth on Annex A hereto.

          12. Termination. Except for Sections 4, 5, 6, 7, 8, 10 and 14 (and Sections 11 and 15 through 19 to the extent they relate thereto), which shall terminate in accordance with the terms set forth therein, this Agreement, and all obligations, agreements and waivers hereunder, will terminate and be of no further force and effect on the earliest of (a) the date the Merger Agreement is terminated in accordance with its terms; (b) the purchase of, and payment for, all the Subject Shares pursuant to the Offer in accordance with Section 5 hereof; and (c) the Effective Time; provided however that nothing herein shall relieve any party from liability for any breach hereof.

          13. Waiver of Appraisal and Dissenter's Rights. Each Stockholder waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that such Stockholder may have with respect to such Stockholder's Subject Shares.

          14. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in its capacity as the record holder and beneficial owner of such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by any Stockholder in his or her capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement. This Section shall survive termination of this Agreement.

          15. Parent Guarantee. Parent hereby guarantees the due performance of any and all obligations and liabilities of Merger Sub under or arising out of this Agreement and the transactions contemplated hereby.

          16. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to the remedy of specific performance of such provisions and to an injunction or injunctions and/or such other equitable relief as may be necessary to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court;
(iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and
(iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

          17. Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby does authorize the Company's counsel to, notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares). If requested by Parent, each Stockholder agrees as promptly as is reasonably practicable to apply a legend to all certificates representing the Subject Shares referring to the Option and other rights granted to Parent by this Agreement.

          18. Adjustments to Prevent Dilution, Etc. In the event of a stock dividend or distribution, or any change in the Company's Common Stock by reason of any stock dividend, split-up, reclassification, recapitalization, combination or the exchange of shares, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged. In such event, the amount to be paid per share by Purchaser shall be proportionately adjusted.

          19. General Provisions.

               (a) Amendments. This Agreement may not be modified, altered, supplemented or amended except by an instrument in writing signed by each of the parties hereto.

               (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent or Merger Sub in accordance with Section 10.2 of the Merger Agreement and to the Stockholders at their respective addresses set forth in Annex A hereto (or to such other address as any party may have furnished to the other parties in writing in accordance herewith).

               (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

               (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including, without limitation, the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

               (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

               (g) Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

               (h) Substitution. In the event that Parent exercises the Option or the Warrant Option, Parent shall be permitted, at its sole discretion, to instruct the Stockholder to transfer and deliver the Subject Shares or the Warrant Shares, as the case may be, to a direct or indirect wholly owned Subsidiary of Parent, whether Merger Sub or another Subsidiary.

               (i) Multiple Stockholders. All representations, warranties, covenants and agreements of the Stockholders in this Agreement are several and not joint, and solely relate to matters involving the subject Stockholder and not the other Stockholders.


                            [Signature Pages Follow]

          IN WITNESS WHEREOF, Parent, Merger Sub and each Stockholder have caused this Agreement to be signed by their respective officer thereunto duly authorized as of the date first written above.

                                            SAFEWAY INC.

                                            By: /s/ Michael C. Ross
                                               ---------------------------------
                                            Name: Michael C. Ross
                                            Title: Senior Vice President,
                                                   General Counsel and Corporate
                                                   Secretary

                                            WINDY CITY ACQUISITION CORP.



                                            By: /s/ Michael C. Ross
                                               ---------------------------------
                                            Name: Michael C. Ross
                                            Title: Senior Vice President
                                                   and General Counsel


                                            STOCKHOLDERS:

                                            YUCAIPA BLACKHAWK PARTNERS, L.P.

                                            By: Yucaipa Management L.L.C.,
                                                Its General Partner



                                            By: /s/ Ronald W. Burkle
                                               ---------------------------------
                                            Name: Ronald W. Burkle
                                            Title: Managing Member

                                            YUCAIPA CHICAGO PARTNERS, L.P.

                                            By: Yucaipa Management L.L.C.,
                                                Its General Partner



                                            By: /s/ Ronald W. Burkle
                                               ---------------------------------
                                            Name: Ronald W. Burkle
                                            Title: Managing Member

                                            YUCAIPA DOMINICK'S PARTNERS, L.P.

                                            By: Yucaipa Management L.L.C.,
                                                Its General Partner



                                            By: /s/ Ronald W. Burkle
                                                -----------------------------
                                            Name: Ronald W. Burkle
                                            Title:  Managing Member


                                            THE YUCAIPA COMPANIES



                                            By: /s/ Ronald W. Burkle
                                                -----------------------------
                                            Name: Ronald W. Burkle
                                            Title:  Managing General Partner


                                            APOLLO  INVESTMENT FUND, L.P.

                                            By: Apollo Advisors, L.P.
                                                Its General Partner

                                            By: Apollo Capital Management, Inc.
                                                Its Managing General Partner



                                            By: /s/ David B. Kaplan
                                                -----------------------------
                                            Name: David B. Kaplan
                                            Title: Vice President

                                            APOLLO INVESTMENT FUND III, L.P.

                                            By: Apollo Advisors, L.P.
                                                Its General Partner

                                            By: Apollo Capital Management, Inc.
                                                Its Managing General Partner



                                            By: /s/ David B. Kaplan
                                                -----------------------------
                                            Name: David B. Kaplan
                                            Title: Vice President

                                            APOLLO OVERSEAS PARTNERS III, L.P.

                                            By: Apollo Advisors, L.P.
                                                Its General Partner

                                            By: Apollo Capital Management, Inc.
                                                Its Managing General Partner



                                            By: /s/ David B. Kaplan
                                                ------------------------------
                                            Name:   David B. Kaplan
                                            Title:  Vice President


                                            APOLLO (UK) PARTNERS III, L.P.

                                            By: Apollo Advisors, L.P.
                                                Its General Partner

                                            By: Apollo Capital Management, Inc.
                                                Its Managing General Partner



                                            By: /s/ David B. Kaplan
                                                ------------------------------
                                            Name:   David B. Kaplan
                                            Title:  Vice President

                                     ANNEX A

                                                    SHARES OF                SHARES OF
NAME                                                VOTING STOCK             NON-VOTING STOCK
----                                                ------------             ----------------
Yucaipa Blackhawk Partners, L.P.                    2,007,256(1)
10000 Santa Monica Blvd., Fifth Floor
Los Angeles, CA 90067

Yucaipa Chicago Partners, L.P.                      253,470
10000 Santa Monica Blvd., Fifth Floor
Los Angeles, CA 90067

Yucaipa Dominick's Partners, L.P.                   663,333
10000 Santa Monica Blvd., Fifth Floor
Los Angeles, CA 90067

The Yucaipa Companies                               3,874,492(2)
10000 Santa Monica Blvd., Fifth Floor
Los Angeles, CA 90067



Apollo Investment Fund, L.P.                        1,699,979               1,227,612
c/o Apollo Advisors, L.P.
1999 Avenue of the Stars, Suite 1900
Los Angeles, CA  90067
Attention:  David B. Kaplan

Apollo Investment Fund III, L.P.                    1,549,472               1,118,940
c/o Apollo Advisors, L.P.
1999 Avenue of the Stars, Suite 1900
Los Angeles, CA  90067
Attention:  David B. Kaplan

Apollo Overseas Partners III, L.P.                  92,935                  67,100
c/o Apollo Advisors, L.P.
1999 Avenue of the Stars, Suite 1900
Los Angeles, CA  90067
Attention:  David B. Kaplan

Apollo (UK) Partners III, L.P.                      57,571                  41,571
c/o Apollo Advisors, L.P.
1999 Avenue of the Stars, Suite 1900
Los Angeles, CA  90067
Attention:  David B. Kaplan


--------

     (1) Of this total, 1,480,201 shares are pledged to Salomon Smith Barney for collateral purposes in connection with a margin account.

     (2) Represents shares of Voting Stock issuable to Yucaipa upon exercise of the Yucaipa Warrant.


                                      A-1